FOR IMMEDIATE RELEASE                                EXHIBIT 99.1

National Western Life Announces 2012 Second Quarter Earnings

Austin, Texas, August 8, 2012 ‑ Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLI), announced today second quarter 2012 consolidated net earnings of $23.2 million, or $6.58 per diluted Class A common share, compared with consolidated net earnings of $13.8 million, or $3.90 per diluted Class A common share, for the second quarter of 2011. For the six months ended June 30, 2012, the Company reported consolidated net earnings of $43.0 million, or $12.16 per diluted Class A common share, compared with $32.0 million, or $9.04 per diluted Class A common share, a year ago. The Company's book value per share increased to $366.27 as of June 30, 2012 from $358.71 at March 31, 2012.

Operating revenues, excluding realized gains on investments and realized and unrealized gains (losses) on index options, totaled $158.1 million for the quarter ended June 30, 2012, compared to $148.8 million reported in the second quarter of 2011, an increase in excess of 6%. For the first six months of 2012, adjusted operating revenues also increased 6% over the comparable period in 2011. Mr. Moody noted, “The uncertainties currently embedded in the global economy certainly present a unique set of challenges to enterprise risk management strategies. We are very pleased with the substantial increase in our domestic life insurance business with sales up 118% in the first six months of the year. Conversely, the low interest rate environment has caused us to reassess the pace of our annuity sales. Taken all together, the company continues to profitably manage a steadily growing block of business in force.”

The Company reported earnings from operations, excluding net realized gains and losses on investments, of $40.9 million for the six months ended June 30, 2012, or $11.58 per diluted Class A common share, compared to $29.7 million, or $8.38 per diluted Class A common share, in the same period for 2011 representing an increase of 38%. Mr. Moody observed that the operating performance of the Company reflected solid fundamentals as well as previously reported items. "As reported during 2011, we made adjustments to our reserves and the balance of our deferred policy acquisition costs utilizing upgraded actuarial system technology we had spent several years installing. Consequently, our 2011 results took some hits given the benefit of improved data analysis. With these adjustments behind us, the results currently being reported in 2012 are more in line with expected levels," Mr. Moody stated.

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia, and the Pacific Rim. The Company has approximately 280 employees and 16,800 contracted independent agents, brokers, and consultants, and at June 30, 2012, maintained total assets of $10.0 billion, stockholders' equity of $1.3 billion, and life insurance in force of $21.2 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Insurance Company
News Release - Page 2

Summary of Consolidated Operating Results
(In thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues:
Revenues, excluding investment and index option gains (losses)	158,082	148,759	311,140	294,185
Realized and unrealized gains (losses) on index options	(32,478)	(9,098)	9,959	22,751
Realized gains on investments	2,005	490	3,172	3,582
Total revenues	127,609	140,151	324,271	320,518

Earnings:
Earnings from operations	21,943	13,472	40,925	29,673
Net realized gains on investments	1,303	318	2,062	2,328
Net earnings	23,246	13,790	42,987	32,001

Net earnings attributable to Class A shares	22,589	13,400	41,771	31,096

Basic Earnings Per Class A Share:
Earnings from operations	6.21	3.81	11.58	8.40
Net realized gains on investments	0.37	0.09	0.58	0.66
Net earnings	6.58	3.90	12.16	9.06

Basic Weighted Average Class A Shares	3,435	3,434	3,435	3,432

Diluted Earnings Per Class A Share:
Earnings from operations	6.21	3.81	11.58	8.38
Net realized gains on investments	0.37	0.09	0.58	0.66
Net earnings	6.58	3.90	12.16	9.04

Diluted Weighted Average Class A Shares	3,435	3,437	3,435	3,438

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com